Exhibit 10.5

DOCUMENT SOLUTIONS DIVISION

EQUITY APPRECIATION RIGHTS AWARD AGREEMENT

THIS EQUITY APPRECIATION RIGHTS AWARD AGREEMENT (this “Award Agreement”) is entered into by and between Altisource Solutions S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 40, avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg register of commerce and companies under number B147268 (the “Parent”), and Mark J. Hynes (the “Participant”), an individual, as of May 19, 2015 (the “Grant Date”).

WHEREAS, the Parent has adopted the Document Solutions Division Equity Appreciation Rights Plan (the “Plan”);

WHEREAS, the Participant is employed by the Parent or an Affiliate of the Parent, and is performing direct services for the Division, and the Parent has determined that the Participant is an employee of the Parent to whom it desires to award Equity Appreciation Rights under the Plan on the terms and conditions set forth herein, including the Participant’s acknowledgement and agreement in Section 18 below; and

WHEREAS, the Participant is willing to accept such award on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Participant and the Division have agreed and do hereby agree as follows:

Section 1.                                           Incorporation of Plan; Definitions.  The Participant hereby acknowledges that he or she has been provided access to the Plan.  The terms and conditions of the Plan are hereby incorporated by reference into this Award Agreement.  Should there be any conflict between the terms of this Award Agreement and the Plan, the terms of the Plan shall govern.  Each capitalized term used herein shall have the meaning ascribed to such term in the Plan, unless such a term is specifically defined in this Section 1 or elsewhere in this Award Agreement.

(a)                                 “Cause” means:

(i)                                     with respect to a Participant who is party to a written Employment Agreement that explicitly defines “Cause” and which has been approved by the Administrator or the Managers, “Cause” as defined in such Employment Agreement (whether such Employment Agreement is entered into on the date hereof or prior or subsequent hereto); and

(ii)                                  with respect to a Participant who is not party to a written Employment Agreement, or whose Employment Agreement has not been approved by the Administrator or the Managers, or whose Employment Agreement does not contain an explicit definition of “Cause,” any of the following: (A) the Participant fails or refuses to comply with direct instructions of the Administrator, the Managers or their respective designees (or the Board of Managers of the Company, if any, or its designee) that are consistent with the Participant’s duties to Altisource and with relevant requirements of applicable law; (B) the Participant engages in purposeful dishonest or incompetent or grossly negligent misconduct (failure to meet financial performance expectations shall not be considered “misconduct” for this purpose), intentionally fails to perform any of his duties or performs any of his duties in bad faith, in each case which is or would reasonably be expected to be injurious or breach a fiduciary duty to Altisource or any customer, client, agent, creditor, equity holder or employee of Altisource; (C) the Participant perpetrates a fraud or embezzlement or misappropriation against or affecting Altisource or any customer, client, agent, creditor, equity holder or employee of Altisource; (D) the Participant misappropriates funds of Altisource or fails to pay or transfer monies of Altisource when and as required; (E) the Participant breaches a provision contained in this Award Agreement or the Plan or any other agreement between the Participant, on the one hand, and Altisource, on the other hand, which breach, to the extent curable, is not cured within the applicable cure period, or if no cure period is specified, within fifteen (15) days following receipt of written notice from Altisource; (F) the Participant takes or engages in any action or conduct that materially adversely affects the business, operations, integrity and reputation of Altisource as reasonably determined in good faith by the Administrator or the Managers; (G) the Participant violates any law or other regulations applicable to Altisource or his duties to Altisource; (H) the Participant is indicted, convicted of, or pleads guilty or no contest to, a felony or a crime involving fraud, dishonesty or moral turpitude; and (I) the Participant materially violates any other rule or policy of Altisource.

(b)                                 “Confidential Information” means:

(i)                                     with respect to a Participant who is party to a written Employment Agreement or Employee Intellectual Property Agreement or other agreement that explicitly defines “Confidential Information” (each, an “Employee Confidentiality Agreement”) and which has been approved by the Administrator or the Managers, “Confidential Information” as defined in such Employee Confidentiality Agreement, (whether such Employee Confidentiality Agreement is entered into on the date hereof or prior or subsequent hereto); and

(ii)                                  with respect to a Participant who is not party to an Employee Confidentiality Agreement, or whose Employee Confidentiality Agreement has not been approved by the Administrator or the Managers, the following: data and information relating to the business of Altisource which is or has been disclosed to the Participant or which the Participant observed, viewed, created or otherwise became aware of as a consequence of or through his relationship to Altisource and which has value to Altisource and is not generally known to its competitors.

(c)                                  “Disability” means a physical or mental impairment which, as reasonably determined by the Administrator, renders the Participant unable to perform the essential functions of his or her employment with Altisource, even with reasonable accommodation that does not impose an undue hardship on Altisource, for more than one hundred and eighty (180) days in any twelve (12) month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(d)                                 “Enterprise Value” means the Division’s Fair Market Value.

(e)                                  “Enterprise Value on the Grant Date” means U.S. $27,170,000.

(f)                                   “Excluded Customers” means Ocwen Financial Corporation, Home Loan Servicing Solutions, Ltd., New Residential Investment Corp., Altisource Residential Corporation, Altisource Asset

Management Corporation, ASPS (as defined in the Plan) and/or any entity that is or was at one time one of their respective Subsidiaries or Affiliates; provided that the Administrator shall have the authority to amend the definition of “Excluded Customers” from time to time in its sole discretion.

(g)           “Forfeiture Event” means termination of a Participant’s employment either (i) for Cause (as defined in the applicable Award Agreement with the Participant) or (ii) due to the Participant’s Resignation.

(h)           “Resignation” means termination of a employment due to the Participant’s resignation for any reason, whether voluntary or involuntary, and whether or not such resignation involves an actual or alleged constructive discharge. For purposes of this Award Agreement only, the effective date of Resignation for a Participant shall be the date that such Participant first provides notice of Resignation to Altisource.

Section 2.                                           Grant of Equity Appreciation Rights.  Subject to the terms and conditions set forth in the Plan and this Award Agreement, effective as of the Grant Date, the Participant shall be granted by Parent 1,000,000 equity appreciation rights (the “Equity Appreciation Rights”) provided that such grant and this Award Agreement shall be effective if and only if, within fourteen (14) days after receiving this Award Agreement, the Participant returns to the Administrator, in accordance with the notice and communication provisions of Section 17(a) below, or through the Parent’s electronic signature platform, an executed version of this Award Agreement.

Section 3.                                           Vesting and Exercise.

(a)                                 Notice of Intent to Exercise.  Equity Appreciation Rights shall vest (“Vest”) subject to the terms of this Section and those of Section 4 below.  Notwithstanding anything contained herein, the Administrator shall have the ability to establish new Hurdle Amounts (as defined below) and to amend and modify existing Hurdle Amounts.  At any time within any Window Period after the date on which an Equity Appreciation Right is Vested pursuant to the terms of this Award Agreement (and before the Equity Appreciation Right expires or is forfeited), the Participant may irrevocably offer to have the Parent (or Division) exchange Vested Equity Appreciation Rights (such vested Equity Appreciation Rights offered shall be referred to as the “Exercised Rights”) for Share Equivalency Units to subsequently be redeemed for payment, pursuant to the terms and conditions of Sections 5.1 and 3 of the Plan.  The Participant shall make an offer to have the Exercised Rights exchanged and redeemed only by delivering an Exercise Notice (substantially in the form attached as Exhibit A) (or other notification consistent with the Parent’s procedures in connection with an Electronic Exercise, as the case may be) to the Parent, and therein setting forth the Vested Equity Appreciation Rights offered to the Parent for exchange and redemption. Within fourteen (14) calendar days of the Parent’s receipt of the Participant’s Exercise Notice, the Parent will provide the Participant with a written notice, indicating the number of Share Equivalency Units that Participant is entitled to as a result of the Exercise Notice (the “Share Equivalency Unit Notice”) in accordance with Article V of the Plan. The Base Value for purposes of calculating the Appreciation Value of the Equity Appreciation Rights under this Award Agreement shall be $0.27.

(b)                                 Vesting (other than Upon Sale of the Division, IPO or other Corporate Transaction)

(i)                                     Time-based Equity Appreciation Rights.  Twenty-five percent (25.0%) of the Equity Appreciation Rights shall be subject to time-based vesting (the “Time-based Equity Appreciation Rights”). One-fourth of the Time-based Equity Appreciation Rights shall vest on each of the consecutive four (4) annual anniversaries of the Grant Date, but only if the Participant has continued in the employ of the Parent or any of its Subsidiaries or Affiliates through the particular vesting date.

(ii)                                  Performance-based First Hurdle Equity Appreciation Rights.  Fifty percent (50.0%) of the Equity Appreciation Rights shall Vest in accordance with this subsection (ii) (the “First Hurdle Equity Appreciation Rights”) but only if the Participant has continued in the employ of the Parent or any of its Subsidiaries or Affiliates through the particular vesting date. The Administrator shall, from time to time, determine the applicable Enterprise Value.

(A)                               Twenty-five percent (25.0%) of the First Hurdle Equity Appreciation Rights shall Vest upon the date on which the Division has achieved all of the following performance hurdles (the “First Hurdle Achievement Date”):  (1) for each three consecutive calendar quarters, at least $3,700,000 of the quarterly revenue attributable to fee-based services (excluding reimbursable expenses and non-controlling interests that are pass through items) (“Service Revenue”) generated by the Division is unrelated to Excluded Customers (the “First Hurdle Measurement Period”); (2) the Enterprise Value most recently determined prior to the first day of the First Hurdle Measurement Period satisfies the First Hurdle Amount (defined below); and (3) the next Enterprise Value determined subsequent to the end of the First Hurdle Measurement Period satisfies the First Hurdle Amount. The “First Hurdle Amount” means the applicable Enterprise Value is equal to or exceeds the greater of (x) two (2) times the Grant Date Enterprise Value and (y) the Grant Date Enterprise Value plus $150,000,000. Clauses (1), (2) and (3) hereof are collectively referred to as the “First Hurdle”.

(B)                               Thereafter, twenty-five percent (25.0%) of the First Hurdle Equity Appreciation Rights shall Vest on each of the consecutive three (3) annual anniversaries of the First Hurdle Achievement Date.

(C)                               If the First Hurdle has not been achieved as of the fourth (4th) anniversary of the Grant Date, then on such fourth (4th) anniversary and on each subsequent anniversary thereof until the earlier of (i) the First Hurdle Achievement Date; and (ii) the date upon which the applicable First Hurdle Units expire or are forfeited, the First Hurdle Amount shall increase by a dollar amount equal to fifteen percent (15.0%) per annum of the then-current dollar amount of such First Hurdle Amount.

(iii)                               Performance-based Second Hurdle Equity Appreciation Rights. Twenty-five percent (25.0%) of the Equity Appreciation Rights (the “Second Hurdle Equity Appreciation Rights”) shall Vest as follows.

(A)                               Twenty-five percent (25.0%) of the Second Hurdle Equity Appreciation Rights shall Vest upon the date on which the Division has achieved all of the following performance hurdles (the “Second Hurdle Achievement Date”):  (1) for each three consecutive calendar quarters, at least $6,600,000 of the quarterly Service Revenue generated by the Division is unrelated to the Excluded Customers (the “Second Hurdle Measurement Period”); (2) the Enterprise Value most recently determined prior to the first day of the Second Hurdle Measurement Period satisfies the Second Hurdle Amount (defined below); and (3) the next Enterprise Value determined subsequent to the end of the Second Hurdle Measurement Period satisfies the Second Hurdle Amount. The “Second Hurdle Amount” means the applicable Enterprise Value is equal to or exceeds the greater of (x) three (3) times the Grant Date Enterprise Value and (y) the Grant Date Enterprise Value plus $300,000,000. Clauses (1), (2) and (3), hereof, collectively, the “Second Hurdle,” and together with the First Hurdle, the “Hurdles”.

(B)                               Thereafter, twenty-five percent (25.0%) of the Second Hurdle Equity Appreciation Rights shall Vest on each of the consecutive three (3) annual anniversaries of the Second Hurdle Achievement Date.

(C)                               If the Second Hurdle has not been achieved as of the sixth (6th) anniversary of the Grant Date, then on such sixth (6th) anniversary and on each subsequent anniversary thereof until the earlier of (i) the Second Hurdle Achievement Date and (ii) the date upon which the applicable Second Hurdle Units expire or are forfeited, the Second Hurdle Amount shall increase by a dollar amount equal to fifteen percent (15.0%) per annum of the then-current dollar amount of such Second Hurdle Amount.

(iv)                              Expiration of Grant.  Except as may otherwise be provided in this Award Agreement for the earlier termination of the Equity Appreciation Rights, the term of the Equity Appreciation Rights shall begin on the Grant Date and will continue for Time-based Equity Appreciation Rights for a period of ten (10) years from the Grant Date, and will continue for First Hurdle Equity Appreciation Rights and Second Hurdle Equity Appreciation Rights (together “Performance-based Equity Appreciation Rights”) for a period of (A) ten (10) years from the date of this Award Agreement, or (B) four (4) years after the respective commencement of Vesting of the First Hurdle Equity Appreciation Rights or Second Hurdle Equity Appreciation Rights, whichever is longer.  If any Hurdle or Hurdles have not been achieved as of the tenth (10th) anniversary of the Grant Date, then on such tenth (10th) anniversary, the Performance-based Equity Appreciation Rights corresponding to such Hurdle or Hurdles shall expire.

(c)                                  Vesting Upon Sale of the Division or Qualified IPO.

(i)                                     Subject to Section 5.6 and 6.4 of the Plan, in the event of a Sale of the Division or Qualified IPO, all the Equity Appreciation Rights shall remain in place and continue to vest in accordance with the schedule set forth in Section 3(6).

(ii)                                  At the sole discretion of the Administrator, the Participant may be required (i) to enter into a lock-up agreement with respect to any shares or other securities that may be issued in payment for Equity Appreciation Rights or Share Equivalency Units in connection with any Sale of the Division or Qualified IPO; and/or (ii) to the extent a Participant receives common shares or other equity interests in the Company in respect of Payment for Share Equivalency Units in accordance with Article V of the Plan, to present any such shares or interests for repurchase by the Company at a price equal to their Fair Market Value at the time of the Sale of the Division or Qualified IPO.

(d)                                 Other Corporate Transactions.  Notwithstanding the provisions of Section 3(a), in the event of a spin-off of the Division and at the sole discretion of the Administrator, to the extent a Participant receives common shares or other equity interests in the Company in respect of Payment for Share Equivalency Units in accordance with Article V of the Plan, the Participant may be required to present any such shares or interests for repurchase by the Company at a price equal to their Fair Market Value at the time of the spin-off of the Division (with the Participant’s Equity Appreciation Rights to continue, unaffected by the spin-off).  In the event of any Division acquisitions, capital raising, or corporate transactions other than a Sale of the Division, Qualified IPO, or spin-off of the Company, the Administrator shall have the discretion to adjust the terms of this Award Agreement based on the effects of the transaction, including but not limited to:

(i)                                     adjusting any outstanding Hurdle;

(ii)                                  allocating debt or equity to the entity and accordingly charging the applicable interest expense or cost of capital to the entity; and/or

(iii)                               diluting the existing Company shareholders, if any, and/or holders of Equity Appreciation Rights and other outstanding Share-based awards made by the Division, including but not limited to restricted share awards.

Section 4.                                           Treatment of Equity Appreciation Rights Upon Termination of Employment.

(a)                                 Equity Appreciation Rights Upon Termination of Employment by the Company with Cause.  If the Participant is terminated by the Comapny Cause, the Participant’s Equity Appreciation Rights shall be immediately and permanently forfeited without consideration, whether Vested or not Vested. Upon any such forfeiture of Equity Appreciation Rights, the Participant shall cease to have any rights whatsoever under the Plan or this Award Agreement and shall thereupon not be entitled to receive any further payments of cash or other benefits pursuant thereto or hereto. Notwithstanding the foregoing, the Administrator may in its sole and absolute discretion, on a case-by-case basis, (A) provide for payment of all or any portion of the amount that the Participant would have received upon exercise of Vested Equity Appreciation Rights, immediately before (and in the absence of)

such termination, and (B) recover, through claw-back, any common shares or other equity interests in the Company, common stock of ASPS, or other proceeds the Participant has received from the prior exercise of Vested Equity Appreciation Rights.

(b)                                 Equity Appreciation Rights Upon Termination of Employment without Cause, by Reason of Retirement, Due to-Resignation or as a Result of Death or Disability.

(i)            Performance-based Equity Appreciation Rights-Prior to the Achievement of a Hurdle Subject to Section 4(c) below, if the Participant’s employment is terminated by Altisource without Cause , by reason of Retirement or as a result of the Participant’s death or Disability, then for a Hurdle that has not been achieved by the Division at the time of the Participant’s termination of employment under this Section 4(b), the Participant shall forfeit without consideration all Equity Appreciation Rights that are not Vested; provided, however, that, if a previously unachieved Hurdle is achieved within sixty (60) days of termination of the Participant’s employment under this Section 4(b), any Equity Appreciation Rights related to such Hurdle that were not Vested at the time of such termination shall Vest in accordance with the schedule set forth in Section 3(b) (without regard to its employment condition for Vesting on such date).

(ii)           Performance-based Equity Appreciation Rights - After the Achievement of a Hurdle.  Subject to Section 4(c) below, if the Participant’s employment is terminated by Altisource without Cause, by reason of Retirement, due to Resignation or as a result of the Participant’s death or Disability, then for a Hurdle that has been achieved at the time of the Participant’s termination of employment under this Section 4(b), (A) the Participant’s Equity Appreciation Rights related to such Hurdle that are not Vested shall continue to Vest in accordance with the schedule set forth in Section 3(b) (without regard to its employment condition for Vesting on such date); and (B) the Participant shall retain all Vested Equity Appreciation Rights related to such Hurdle and all rights with respect thereto.

(iii)          Time-based Equity Appreciation Rights.  Subject to Section 4(c) below, if the Participant’s employment is terminated by Altisource without Cause, by reason of Retirement, due to Resignation or as a result of the Participant’s death or Disability, then: (A) the Participant shall forfeit without consideration all Time-based Equity Appreciation Rights that are not Vested; and (B) the Participant shall retain all Vested Time-based Equity Appreciation Rights and all rights with respect thereto.

(iv)                              Any Equity Appreciation Rights retained by the Participant under this Section 4(b)(i), (ii) and (iii) following the Participant’s termination of employment as a result of the Participant’s death shall terminate not later than (i) three (3) years after the date of the Participant’s death or (ii) upon the expiration of the Equity Appreciation Rights, whichever occurs first; and

(v)                                 Any Equity Appreciation Rights retained by the Participant under this Section 4(b)(i), (ii) and (iii) following the Participant’s termination of employment as a result of the Participant’s Disability shall terminate not later than (a) five (5) years after the date of such termination of employment or (b) upon the expiration of the Equity Appreciation Rights, whichever occurs first.

(vi)          Any Equity Appreciation Rights retained by a Participant under this Section 4(b)(i),(ii) and (iii) following a Participant’s termination of employment by Altisource without Cause, due to Resignation,  or by reason of Retirement shall be exercised pursuant to Section 5.1. of the Plan during the next full Window Period that immediately follows the later to occur of (i) the date of such termination of employment, or  (ii) where applicable, the date of Vesting for Equity Appreciation Rights that were not Vested at the time of termination, and shall thereafter be held by the Participant for a period of six months and one day (without regard to any employment condition during this period) at which time the Share Equivalency Units then held by the Participant shall be redeemed pursuant to Section 5.3 of the Plan. Failure of the Participant to exercise any Equity Appreciation Rights in accordance with this Section 4(b)(vi) will result in the forfeiture or cancellation of such Equity Appreciation Rights and related shares or interests without any compensation therefor.

(c)                                  Conditions to Retaining Equity Appreciation Rights Following Termination; Parent’s Right to Repurchase Equity Appreciation Rights. The Participant’s right to retain Equity Appreciation Rights following termination of employment under Section 4(b) is subject in all cases to the requirement that the Participant has been employed with Altisource for a period of at least two (2) years on the date of such termination in addition to satisfying the applicable requirements in the case of Retirement. Further, if so determined by the Board in its sole discretion, the Parent shall have the right to repurchase any Equity Appreciation Rights for fair market value at any time, including without limitation, any Equity Appreciation Rights that have been retained by the Participant following the termination of such Participant’s employment.

(d)                                 Upon Termination Following Sale of the Division or Qualified IPO That Results in Achievement of a Hurdle.

(i)                                     Termination of Employment Due to a Forfeiture Event.  If the Participant’s employment was terminated as a result of the Participant being subject to a Forfeiture Event at any time, and a Sale of the Division or Qualified IPO that results in the achievement of a previously unachieved Hurdle is consummated within sixty (60) days of such Forfeiture Event, the Board or the Managers may in their sole and absolute discretion provide for payment of all or any portion of the amount that the Participant would have received upon exercise of all Vested Equity Appreciation Rights immediately before (and in the absence of) the Forfeiture Event.

(ii)                                  Termination of Employment Without Cause, by Reason of Retirement or Due to Death or Disability.  If the Participant’s employment is terminated by Altisource without Cause, by reason of Retirement or as a result of the Participant’s death or Disability, and a Sale of the Division or Qualified IPO that results in the achievement of a previously unachieved Hurdle is consummated within sixty (60) days of such termination of employment, (A) the Participant’s Equity Appreciation Rights related to such Hurdle that were not Vested at the time of such termination shall Vest in accordance with the schedule set forth in Section 3(b) (without regard to its employment condition for Vesting on such date); and (B) the Participant shall retain all Vested Equity Appreciation Rights related to such Hurdle and all rights with respect thereto; provided, however, that, if so determined by the Board, the Parent will have the right to repurchase such Equity Appreciation Rights for fair market value at any time.

(e)                                  Acknowledgement of Drag-Along Right and Share Transfer Restrictions.

(i)                                     The Participant acknowledges and agrees to the terms of the Drag-Along Right as set forth in Section 5.5 of the Plan, to the extent allowed by applicable law, and to their application to any common shares or other equity securities of the Company, if any, pursuant to this Award Agreement. The Participant hereby agrees to fully cooperate with each of the Division, the Parent and ASPS to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by either of the Division, the Parent or ASPS to effectuate the consummation of any Approved Sale (as defined in the Plan) on terms that are consistent with the provisions of this Section and Section 5.5 of the Plan.  The Participant hereby indemnifies, defends and holds each of the Division, the Parent and ASPS harmless against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from the Participant’s failure to cooperate or the Participant’s actions taken to contest the validity of this provision.

(ii)                                  No Participant shall sell or transfer in any manner any common shares or other equity interests of the Company issued to the Participant pursuant to an Award Agreement by sale or other disposition, or give or in any way create in any person or entity any option, warrant or other right to acquire all or any portion of such shares or interests, or bequeath any such shares or interests by will or the laws of descent and distribution, and no such sale, transfer, bequest, gift or other disposition by a Participant shall be effective to vest any right, title or ownership in any transferee, personal representative, executor, heir, legatee, devisee or any person or entity which takes such shares or interests by operation of law or otherwise, unless (i) such transferee agrees in writing at the time of such transfer, in a form satisfactory to the Company, to be bound by the terms of this Plan, the applicable Award Agreement, and any other agreement required by the Administrator as a condition for such transfer, and (ii) such transfer is otherwise approved in writing by the Administrator, in its discretion, and is in compliance with the requirements of the Plan, the applicable Award Agreement, and the Company’s governing instruments; and, (iii) in the case of a transfer to a non-shareholder, the shareholders representing 75% of the Company’s share capital vote in favor of such a transfer.  In the event any purported or attempted transfer of common shares or other equity interests of the Company issued pursuant to this Plan does not comply with the provisions of this Section, such purported transfer shall be deemed to be invalid, and such purported transferee shall not be deemed to be a Shareholder of the Company and shall not be entitled to receive a new stock certificate or any dividends or other distributions or rights or with respect to such shares or interests.

(f)                                   Repurchase of Shares or Equity Interests by the Company.  Any share or interest repurchase right by the Company hereunder shall be exercisable upon written notice to the Participant from the Company and shall be consummated promptly by each party, acting in good faith.  Any refusal or inability by the Participant to consummate a repurchase of shares or interests by the Company in accordance with this Agreement will result in the forfeiture or cancellation of the related shares or interests without any compensation therefor.

Section 5.                                           Settlement of Equity Appreciation Rights.

(a)                                 Subject to Article V of the Plan, on the date six months and one day after any Offer Date for any Exercised Rights (the “Payment Date”), the Share Equivalency Units then held by the Participant shall be redeemed in exchange for a payment from the Division (or Parent or an Affiliate, as applicable) of an amount equal to the Fair Market Value of an Exercised Right as of the most recent Valuation Date before the Payment Date multiplied by the number of Share Equivalency Units that Participant is entitled to as set forth in the Share Equivalency Unit Notice received by Participant (the “Share Equivalency Unit Value”), the amount, time of payment, and form of which shall be determined in accordance with Article V of the Plan (the “Payment”).  Payment shall occur on or after the Payment Date.  Notwithstanding any other provision of this Award Agreement (including the foregoing but excluding Section 4(b) as it relates to Resignation) or any provision of the Plan, the Participant may not exercise any Equity Appreciation Right on or after a Forfeiture Event. Following a Forfeiture Event, the Participant to whom it relates shall have no rights whatsoever under the Plan or this Award Agreement. The determination of whether or not a Forfeiture Event has occurred will be made by the Administrator in its sole discretion. For avoidance of doubt, this Section shall be without prejudice to the Administrator’s or the Managers’ discretion to provide payment for all or any portion of the amount that the Participant would have received upon exercise of all Vested Equity Appreciation Rights immediately before (and in the absence of) the Forfeiture Event pursuant to Section 4(a) of this Award Agreement.

(b)                                 Notwithstanding the foregoing, if any payment to be made under this Section 5 would, in the Administrator’s determination at its sole discretion, materially impair or jeopardize the ability of the Division, the Parent, ASPS or any of their respective Affiliates to meet current or projected cash-flow and/or liquidity needs, to limit ASPS shareholder dilution, to avoid a pro-forma breach of any covenants in any of their credit agreements or other financing documents, or to operate as a going concern, then the Administrator may in its discretion reject the Participant’s offer made pursuant to the Exercise Notice at any time before the tentative Payment Date (the

“Rejection Date”), in which event the Participant’s Equity Appreciation Rights subject to the rejected Exercise Notice shall be reinstated according to the same terms and conditions in effect immediately before the Offer Date and the Participant may not present the Parent with another Exercise Notice with respect to the rejected Exercised Rights sooner than the six-month anniversary of the Rejection Date.  To the extent payment of the Share Equivalency Unit Value would jeopardize the ability of the Division, the Parent, ASPS or any of their respective Affiliates to meet current or projected cash-flow and/or liquidity needs, to limit ASPS shareholder dilution, to avoid a pro-forma breach of any covenants in any of their credit agreements or other financing documents, or to operate as a going concern, the Administrator may on the Payment Date (in lieu of rejecting a Participant’s offer made pursuant to the Exercise Notice) provide the Participant with a subordinated promissory note in the principal amount equal to the above-referenced payment and bearing simple interest at a rate equal to the then current three-month LIBOR, in a form approved by the lenders of ASPS or any of its Affiliates (or other source of applicable financing) and contains reasonable terms designed to avoid any covenant breach or insolvency during the period of such delayed payment.

Section 6.                                           Cash-out Put Right; Company Right to Purchase.

(a)                                 If a Participant receives common shares or other equity interests of the Company (or shares of common stock of ASPS) in respect of Payment in accordance with Article V of the Plan and at the time of Payment there has not been a Sale of the Division or Qualified IPO, then the Participant shall have the right (the “Put Right”) during any Window Period to require the Company to exchange or repurchase such shares or interests (or shares of common stock of ASPS, as the case may be) in exchange for (i) a cash payment equal to the Fair Market Value of the shares or interests as of the most recent Valuation Date before the Participant’s delivery to the Company of a proper written exercise of the Put Right, (ii) if the Put Right relates to shares or interests other than common stock of ASPS, an equivalent value of shares of common stock of ASPS or (iii) if the payment to be made under clause (i) of this Section would, in the Administrator’s determination at its sole discretion, jeopardize the ability of the Company, ASPS or any of their respective Affiliates from operating as a going concern, then the Company may delay making such payment in respect of the shares or interests (or shares of common stock of ASPS, as the case may be) subject to the exercised Put Right until paying it as soon as administratively practicable after such payment would no longer have such effect, in which event the Company shall provide the Participant with a subordinated promissory note in the principal amount equal to the value of such shares or interests that would otherwise be paid in cash under clause (i) of this Section (or shares of common stock of ASPS, as the case may be) and bearing simple interest at a rate equal to the then current three-month LIBOR, in a form of subordinated promissory note that is approved, if applicable, by the Company’s applicable lenders (or other source of applicable funding), at the Administrator’s sole discretion; provided, however, that the Put Right shall only be exercisable under this Section only if at such a time the Company is not then pursuing a Sale of the Division or Qualified IPO in good faith and has not pursued such an event in the preceding six (6) months.  The Company shall respond to the exercise of such Put Right as set forth in this Section 6 within twenty-eight (28) business days of the exercise of the Put Right.

(b)                                 If a Participant receives common shares or other equity interests of the Company in respect of Payment, the Company shall at any time have the right to purchase such shares or interests (“Purchase Right”) upon delivering written notice to the Participant of the exercise of the Purchase Right.  The purchase price for the shares or interests under this

Purchase Right shall equal the Fair Market Value of the shares or interests as of the date of the Purchase Right notice.

Section 7.                                           Non-Competition.  For a period commencing on the date hereof and ending one year following the last day on which the Participant ceases to be employed by or have a consulting or other similar relationship with Altisource (the “Restricted Period”), the Participant shall not (and shall not cause or assist any other Person to), directly or indirectly (other than as a director, manager, employee, agent, consultant member or other Affiliate of Altisource), as an individual proprietor, principal, agent, advisor, partner, shareholder, member, equity holder, investor, officer, director, manager, employee, consultant, independent contractor, joint venturer, investor, lender or otherwise, engage in any business or activity, or participate in any business or enterprise engaged in any business or activity anywhere in the United States which is the same as, similar to or competitive with the business (i) in which Altisource was engaging in, developing, selling or providing while such Participant was employed by Altisource and (ii) in which the Participant was actively engaged as an employee of Altisource (each, a “Competing Business”).

Section 8.                                           Non-Solicitation of Customers, Vendors, etc.  The Participant agrees that he or she shall not (and shall not cause or assist any other Person to), except as otherwise necessary or advisable in the performance of his duties as an officer, manager, director, employee or agent of Altisource, during the Restricted Period, directly or indirectly, on his behalf or on behalf of any other Person:

(a)                                 contact, solicit, accept income from, or do business with any customer or potential customer of Altisource, or any Person who was a customer or any Affiliate thereof at any time during the two (2) years preceding such solicitation, relating to the provision of any Competing Business;

(b)                                 induce or solicit any customer, supplier, subcontractor, licensee, distributor, funding source, or business relation, or any Person who was a customer, supplier, subcontractor, licensee, distributor, funding source, or business relation at any time during the two (2) years preceding such solicitation, to cease doing business with Altisource, or in any way adversely interfere with the relationship between any such customer, supplier, licensee, distributor, funding source, or business relation of Altisource;

(c)                                  take any action that is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for Altisource or otherwise take any action which might detrimentally affect the reputation, image, relationships or public view of Altisource;

(d)                                 disclose the identity of any customer, supplier, subcontractor, licensee, distributor, funding source, or business relation of Altisource to any Person;

(e)                                  share, reveal or utilize any Confidential Information of Altisource except as otherwise expressly permitted by Altisource; or

(f)                                   attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity which, were it done by the Participant, would violate any provision of this Section 8.

Section 9.                                           Non-Hire and Non-Solicitation of Employees.  The Participant agrees that he or she shall not (and shall not cause or assist any other Person to), during the Restricted Period, directly or indirectly, solicit, hire or in any manner encourage any employee of Altisource, or any individual who was an employee of Altisource at any time during the two (2) years preceding such solicitation or hiring, to leave the employ of Altisource for an engagement in any capacity by another Person (other than, in each case, any solicitation directed at the public in general in publications available to the public in general or any contact which the Participant can demonstrate was initiated by such employee or former employee of Altisource).

Section 10.                                    Interplay with Employment Agreement.  To the extent there exists any inconsistency between any of the terms of this Award Agreement and the terms of an Employment Agreement, if any, between the Participant and Altisource, the terms of this Award Agreement shall govern, to the extent allowed by applicable law, provided however, that the terms of the Employment Agreement shall govern if, and only if, such Employment Agreement was approved by the Administrator or the Managers, explicitly identifies the conflict with the Agreement and states that notwithstanding this Section 10 the applicable terms of the Employment Agreement shall govern.

Section 11.                                    Due and Sufficient Consideration.  The Participant acknowledges that the restrictive covenants contained in this Award Agreement (including without limitation in Section 7, Section 8 and Section 9 hereof and this Section 11 (the “Covenants”)) are reasonable and necessary to protect the legitimate interests of the Participants and Parent and the Division, and constitute a material inducement to Parent and the Division to enter into this Award Agreement and grant the Equity Appreciation Rights contemplated by this Award Agreement, and that such Equity Appreciation Rights constitute due and sufficient consideration for the entry of the Participant into this Award Agreement and related compliance with such Covenants.  The Participant agrees that, during the Restricted Period, he or she shall inform any potential future employers of the existence and nature of the Covenants prior to beginning any employment or other relationship with a potential future employer and that failure to do so will immediately grant Parent and the Division the right to cause the forfeiture to the Division of all Equity Appreciation Rights (regardless of Vesting status) for no consideration.

Section 12.                                    Remedies; Sufficiency of Consideration for Restrictive Covenants.  In the event that the Participant fails to comply with any of the Covenants, then in addition to and not in limitation of any and all other remedies available to Parent and the Division at law or in equity and to the maximum extent allowed by applicable law, (a) the Equity Appreciation Rights that have not yet become Exercised Rights (regardless of whether such Equity Appreciation Rights have Vested) shall be immediately forfeited and cancelled (b) with respect to Exercised Rights for which Payment has not yet been made, the Exercised Rights shall be immediately forfeited and cancelled and Altisource shall be relieved from any payment obligation in connection with such Exercised Rights and (c) with respect to Exercised Rights for which Payment has occurred, the Participant will be required to immediately deliver to the Division an amount (in cash, in shares or other equity securities of the Company or in shares of ASPS common stock) equal to the payment the Participant received for Share Equivalency Units to the extent such Equity Appreciation Rights Vested at any time from one hundred eighty (180) days prior to the earlier of (i) the date of termination of employment and (ii) the date the Participant fails to comply with any of the Covenants to one hundred eighty (180) days after the date when the Company learns that the Participant has not complied with any such Covenant.  The Participant agrees that he/she will deliver such amount due under clause (b) of the preceding sentence (either in cash, in shares or other equity securities of the Company or in shares of ASPS common stock, as applicable) on such terms and conditions as may be required by the Division.  The Participant further agrees that Parent and the Division will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the amount due under this Section and any other damage amount against any amount that might be owed the Participant to Altisource (other than amounts subject to Section 409A of the Code).  The Participant acknowledges that the Covenants and corresponding remedies contained in this Award Agreement (including without limitation in Section 7, Section 8, Section 9 and Section 11 hereof and the foregoing sentences of this Section 12) are reasonable and necessary to protect the legitimate interests of the Participants and Parent and the Division and constitute a material inducement to Parent and the Division to enter into this Award Agreement and grant the Equity Appreciation Rights contemplated by this Award Agreement, and that such Equity Appreciation Rights constitute due and sufficient consideration for the entry of the Participant into this Award Agreement and related compliance with such restrictive covenants.

Section 13.                                    No Right to Continued Employment.  This Award Agreement (and the Equity Appreciation Rights awarded hereunder) shall not confer upon the Participant any right to continue in the employ of Altisource or interfere in any way with the right of Altisource to terminate the Participant’s employment at any time, and nothing contained herein shall be deemed a waiver or modification of any provision contained in any other agreement between the Participant and the Division, the Parent, their Subsidiaries or Affiliates.

Section 14.                                    No Rights from Award as Member.  While the Equity Appreciation Rights granted hereunder are designed generally to provide the Participant the opportunity to participate in the appreciation of the value of the Division from and after the Grant Date, the Equity Appreciation Rights are not equity interests in the Division, the Parent, ASPS or any of their Subsidiaries or Affiliates, and the Participant shall not be deemed an equity holder of the Division, the Parent or any of their Subsidiaries or Affiliates as a result of the award of Equity Appreciation Rights under the Plan.

Section 15.                                    Limited Other Rights; Clawback.  Any Equity Appreciation Rights and common shares or other equity interests of the Company (or ASPS common stock) issued to any Participant shall (a) grant the Participant only such rights and privileges as are set forth in the Plan, or as are set forth in the Company’s (or ASPS’s) Articles of Association and equity holder agreement (if any) and Luxembourg law with respect to the Company’s shares or interests (or ASPS common stock, as the case may be), and (b) be subject to any recoupment or claw-back provisions of applicable law, including Section 954 of the Dodd-Frank Act.  Further, Participant acknowledges and agrees that the Company, if formed at any time, is a subsidiary of, and the Division is a business division of, Parent and is one member of a consolidated group of companies. The Company or Parent may take or refrain from taking actions or otherwise effect transactions that are in the best interest of the consolidated group and/or the stockholders of Parent that may not be the same actions or transactions that would be taken by the Company or Division if it were not affiliated with Parent or part of a consolidated group.  Participant has no rights as a holder of Equity Appreciation Rights or any shares or interests (or ASPS common stock) issued to Participant as a result of such action, inaction, or transaction.

Section 16.                                    Nontransferability.  No right or interest to or in this Award Agreement, the Equity Appreciation Rights or any Share Equivalency Units awarded hereunder or any rights to payment or other benefit to the Participant shall be assignable by the Participant except by will or the laws of descent and distribution unless otherwise provided by law.  No right, benefit or interest of the Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law without the prior written consent of the Parent.  Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the fullest extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Participant from designating one or more beneficiaries to receive any amount that may be payable to the Participant under this Award Agreement after his or her death and shall not preclude the legal representatives of the Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate.

Section 17.                                    Notices.  All notices and other communications under the Plan and/or this Award Agreement shall be in writing and shall be given in the manner set forth below (or at such other address a party may specify by like notice).

(a)                                 If to the Division or Parent, by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and such notice shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

Altisource Solutions S.à r.l.

40, avenue Monterey

L-2163 Luxembourg

Attn: Board of Managers

With a copy to:                                                                                                            Kevin.Wilcox@altisource.lu

(b)                                 If to the Participant, at the address set forth underneath the Participant’s signature to this Award Agreement, by first-class mail, certified or registered with return receipt requested, or by hand delivery, and such notice shall be deemed to have been duly given three days after mailing or immediately upon hand delivery to the Participant.

Section 18.                                    Waiver and Release by Participant.  AS A CONDITION PRECEDENT TO AND IN CONSIDERATION FOR THE PARENT MAKING THIS AWARD, THE PARTICIPANT IRREVOCABLY WAIVES AND FOREVER RELEASES ANY AND ALL CLAIMS TO ANY EQUITY-BASED COMPENSATION (INCLUDING ANY EQUITY APPRECIATION AWARDS, RIGHTS OR OPTIONS OTHER THAN AS GRANTED IN THIS AGREEMENT) ALLOCATED, ASSIGNED OR OTHERWISE ATTRIBUTED TO THE PARTICIPANT PRIOR TO THE EFFECTIVE DATE PURPORTING TO GIVE THE PARTICIPANT THE RIGHT TO BENEFIT FROM OR PARTICIPATE IN THE APPRECIATION OR INCREASE IN VALUE OF, OR PROFITS

OR DIVIDENDS FROM, ANY DIVISION, BUSINESS UNIT OR OTHER SUB-DIVISION OF ALTISOURCE, INCLUDING WITHOUT LIMITATION, ANY PLAN TITLED OR STRUCTURED AS A DIVISION EQUITY APPRECIATION RIGHTS PLAN, BUSINESS UNIT EQUITY APPRECIATION RIGHTS PLAN, SHADOW STOCK PLAN, OR PROFIT SHARING PLAN. FOR PURPOSES OF CLARIFICATION, THE FOREGOING WAIVER AND RELEASE SHALL NOT APPLY TO ANY STOCK OPTION OR RESTRICTED STOCK AWARD FOR ASPS COMMON STOCK ISSUED PURSUANT TO THE ASPS PLAN, INCLUDING ANY RIGHTS IN STOCK OF OTHER COMPANIES RESULTING THEREFROM. IF THE PARTICIPANT UNDERTAKES TO ENFORCE, OR SUCCEEDS IN ENFORCING, ANY RIGHTS TO COLLECT SUCH WAIVED AWARDS, THEN THE PARENT MAY BY WRITTEN NOTICE TO THE PARTICIPANT REPURCHASE ANY OR ALL OF THE PARTICIPANT’S SHARES ISSUED PURSUANT TO THE PLAN OR THIS AWARD AGREEMENT FOR A PRICE EQUAL TO THE LESSER OF THEIR FAIR MARKET VALUE AT THE TIME OF THE REPURCHASE OR THE PURCHASE PRICE PAID BY THE PARTICIPANT PURSUANT TO SECTION 2 ABOVE.

Section 19.                                    Governing Law.  THIS AWARD AGREEMENT, AND ANY DISPUTES BETWEEN THE PARENT AND ANY PARTICIPANT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 20.                                    Jurisdiction; Venue; Waiver of Jury Trial.  BY ACCEPTANCE OF ANY AWARD MADE UNDER THE PLAN AND THIS AWARD AGREEMENT, A PARTICIPANT HEREBY AGREES THAT ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO WHICH MAY ARISE PURSUANT TO THIS AWARD AGREEMENT OR ANY AWARD MADE HEREUNDER WILL BE HEARD EXCLUSIVELY AND DETERMINED BEFORE AN APPROPRIATE COURT LOCATED IN THE GRAND DUCHY OF LUXEMBOURG, AND THE PARENT, AND EACH PARTICIPANT SUBMITS ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION OF THE FOREGOING COURTS WITH RESPECT TO SUCH DISPUTES.  BY ACCEPTANCE OF ANY AWARD MADE UNDER THIS AWARD AGREEMENT, A PARTICIPANT HEREBY (I) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE COURTS REFERRED TO ABOVE ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE AS REGARDS ANY AND ALL DISPUTES BETWEEN THE PARTICIPANT AND THE PARENT WHICH MAY ARISE PURSUANT TO THIS AWARD AGREEMENT OR ANY AWARD MADE HEREUNDER, (II) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN THE COURTS REFERRED TO ABOVE FOR ANY DISPUTE BETWEEN THE PARTIES HERETO WHICH MAY ARISE PURSUANT TO THIS AWARD AGREEMENT AND ANY AWARD MADE HEREUNDER, AND (III) AGREES THAT A JUDGMENT OR ORDER OF ANY COURT REFERRED TO ABOVE IN CONNECTION WITH ANY AND ALL DISPUTES BETWEEN THE PARTICIPANT AND THE PARENT WHICH MAY ARISE PURSUANT TO THIS AWARD AGREEMENT OR ANY AWARD MADE HEREUNDER IS CONCLUSIVE AND BINDING ON IT AND MAY BE ENFORCED AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION.  EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION

OR OTHER PROCEEDING ARISING OUT OF THIS AWARD AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH SUIT, ACTION OR OTHER PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 21.                                    Facsimiles and Electronic Copies; Counterparts.  This Award Agreement may be executed by facsimile or in any electronic medium and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 22.                                    Amendment, Restatement, Modification, or Other Change.  This Award Agreement may only be amended, restated, modified, or otherwise changed in accordance with Section 6.3 of the Plan.

Section 23.                                    Headings; Severability.  Headings appearing in this Award Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.  The invalidity or unenforceability of any particular provision of this Award Agreement shall not affect the other provisions hereof or thereof, and this Award Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed and delivered as of the date first above written. By accepting this Award Agreement, either through electronic means or by providing a signed copy, the Participant (i) acknowledges and confirms that he/she has read and understood the Plan and the Award Agreement and (ii) acknowledges and agrees that acceptance through electronic means is equivalent to doing so by providing a signed copy.

ATTEST:		ALTISOURCE
SOLUTIONS S.À R.L.

By:		By:
	Name: Kevin J. Wilcox	Name: William B. Shepro
	Title: Manager	Title: Manager

PARTICIPANT:

Mark J. Hynes

Participant - please provide address for notices:

Exhibit A

DIVISION EQUITY APPRECIATION RIGHTS AWARD AGREEMENT

Form of Exercise Notice

Altisource Solutions S.à r.l.

40, avenue Monterey

L-2163 Luxembourg

Attention:                                         Board of Managers

With a copy to: Kevin.wilcox@altisource.lu

Dear Sir or Madam:

The undersigned offers to exercise                                  Equity Appreciation Rights (the “Exercised Rights”) that were granted under the Division Equity Appreciation Rights Plan (the “Plan”), and that have become Vested pursuant to an Equity Appreciation Rights Award Agreement dated as of May 19, 2015 (the “Award Agreement”).  The undersigned acknowledges and agrees that the terms of this offer to exercise shall be governed by the Plan and the Award Agreement.  Accordingly, the Exercised Rights shall be exchanged for Share Equivalency Units, the amount, timing, and form of which shall be determined in accordance with, and shall be subject to the terms and conditions of, Article V of the Plan.

Very truly yours,

Date